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Exhibit 8.1

direct dial: 248.723.0338	Lee A. Sartori	email: LSartori@howardandhoward.com
May 2, 2003

Board of Directors
Pekin National Bank
329 Court Street
Pekin, Illinois 61554

RE:
Federal Income Tax Opinion Regarding Share Exchange of
Pekin National Bank with PNB Bancshares, Inc.

Gentlemen:

        You have requested our opinion ("Opinion") as to certain federal income tax consequences with respect to the consummation of the proposed exchange of shares of Pekin National Bank, a national banking association ("Pekin"), for shares of PNB Bancshares, Inc. an Illinois corporation ("PNB"), pursuant to the terms and conditions of the Agreement and Plan of Share Exchange, dated as of April 8, 2003 (the "Agreement"), by and between PNB and Pekin.

        In connection with this Opinion and the proposed transaction, you have also provided us with the certificate ("Certificate") attached hereto as Exhibit "A." Our Opinion, in part, is based on the assumption that the proposed transaction described in Part I hereof will occur in accordance with the Agreement and that the facts and representations recited or referred to in the foregoing Certificate, and that the facts and representations set forth herein (including those set forth in Parts I, II and III) are accurate as of the date hereof and will be accurate on the effective date of such proposed transaction. We have undertaken no independent investigation of the accuracy of the facts and representations recited in the Certificate or the Opinion.

I.     The Transaction

        Pursuant to the Agreement and subject to various regulatory approvals, Pekin will become a wholly-owned subsidiary of PNB in accordance with the provisions of the Agreement and by means of a share exchange pursuant to Section 215a-2 of Title 12 of the United States Code (the "Share Exchange"). PNB will then serve as the parent holding company for Pekin, which will continue to conduct its business in substantially the same manner as prior to the Share Exchange. The transaction is intended to afford Pekin greater flexibility in responding to the expanding financial needs of its customers, in meeting increasing and ever-changing forms of competition for financial services and in reacting to legislative and governmental regulation.

Board of Directors
May 2, 2003

        At the effective date of the Share Exchange, each outstanding share of common stock of Pekin ("Pekin Stock"), other than shares, if any, held by dissenting shareholders, will be exchanged for and converted into one share of common stock of PNB ("PNB Stock"). The PNB Stock will consist entirely of voting stock and, when issued, exchanged, and the proposed transaction is concluded, will consist of all the voting stock of PNB.

II.    Examination

        In connection with the preparation of this Opinion, we have examined such documents concerning the Share Exchange as we have deemed necessary. We have based our conclusions on the applicable provisions of the Internal Revenue Code of 1986 ("Code") and the regulations promulgated pursuant thereto, each as amended from time to time and existing on the date hereof, as well as existing judicial and administrative interpretations thereof.

        As to various questions of fact material to our Opinion, we have relied upon the representations made in the Agreement and in the Joint Proxy Statement/Prospectus of PNB and Pekin and furnished to the shareholders of Pekin in connection with the solicitation of proxies to be used at the Pekin shareholders' special meeting called to approve the Agreement, as well as the representations recited in Section III hereof.

III.  Additional Representations

        In connection with the proposed Share Exchange, the following additional representations have been made by the directors and officers of PNB and Pekin on their behalf:

        A. The exchange ratio of PNB Stock to outstanding Pekin Stock is the result of arm's length bargaining. Accordingly, the fair market value of PNB Stock to be received by Pekin's shareholders will be approximately equal to the fair market value of Pekin Stock surrendered in exchange therefor.

        B. To the best knowledge of the management of Pekin, there is no plan or intention on the part of Pekin's shareholders to sell or otherwise dispose of PNB Stock to be received by them in the Share Exchange that will reduce their holdings thereof to a number of shares having in the aggregate a fair market value of less than 50 percent of the fair market value of all Pekin Stock held by Pekin shareholders on the effective date of the Share Exchange. For purposes of this representation, shares of Pekin Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of PNB Stock will be treated as outstanding Pekin Stock on the effective date of the Share Exchange. Moreover, shares of Pekin Stock and shares of PNB Stock held by Pekin shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Share Exchange will be considered in making this representation.

        C. Pekin has no plan or intention to issue additional shares of Pekin Stock that would result in PNB losing control of Pekin within the meaning of Section 368(c) of the Code.

Board of Directors
May 2, 2003

        D. PNB has no plan or intention to liquidate Pekin; to merge Pekin into another corporation; to cause Pekin to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Pekin Stock acquired in the Share Exchange, except for transfers described in Section 368(a)(2)(c) of the Code.

        E. There is no plan or intention on the part of PNB to reacquire any of the PNB Stock issued in the Share Exchange.

        F. Each party to the Share Exchange will pay its own expenses, if any, incurred in connection with the transaction, except that PNB will pay the cost of printing and mailing the Joint Proxy Statement/Prospectus.

        G. After consummation of the Share Exchange, Pekin either will continue its historic business in substantially the same manner as it had done before the Share Exchange, but as a wholly-owned subsidiary of PNB, or will use a significant portion of its historic business assets in such business.

        H. No property will be transferred and no liabilities will be assumed in the Share Exchange.

        I. At the time of the Share Exchange, Pekin will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Pekin that, if exercised or converted, would affect PNB's acquisition or retention of control of Pekin, as defined in Section 368(c) of the Code.

        J. PNB does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of Pekin.

        K. Pekin will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by PNB, nor will PNB directly or indirectly reimburse Pekin for any payments to dissenters.

        L. On the date of the Share Exchange, the fair market value of the assets of Pekin will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

        M. None of the shares of PNB Stock and no other property received by a shareholder-employee in exchange for Pekin Stock pursuant to the Share Exchange is compensation for services rendered. In addition, any compensation paid to any shareholder-employee will be for services actually rendered and bargained for at arm's length, or commensurate with a third party arm's length negotiation.

        N. Neither Pekin nor PNB is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

Board of Directors
May 2, 2003

IV.    Opinion

        Based upon the foregoing, and assuming no change in the laws or facts underlying this transaction between the date of this Opinion and the date the Share Exchange is completed, we are of the opinion that for federal income tax purposes:

    1.
    The Share Exchange will constitute and qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, to which PNB and Pekin will each be a party.

    2.
    No gain or loss will be recognized by PNB or Pekin as a result of the Share Exchange.

    3.
    No gain or loss will be recognized by the shareholders of Pekin to the extent they receive solely PNB Stock in exchange for their shares of Pekin Stock.

    4.
    Provided that the Pekin Stock is held as a capital asset, the tax basis for PNB Stock received by the shareholders of Pekin will be the same as the tax basis of Pekin Stock surrendered in exchange therefor.

    5.
    Provided that the Pekin Stock is held as a capital asset, the holding period of PNB Stock received by the shareholders of Pekin will include the period during which the Pekin Stock surrendered in exchange therefor was held.

        This Opinion is limited to the federal income tax laws of the United States of America and is expressed as of the date hereof. This Opinion is not binding on any court of law or the Internal Revenue Service. Accordingly, a court of law or the Internal Revenue Service may reach different conclusions. This Opinion also is limited to the matters expressly stated, and no opinion is implied or may be inferred beyond such matters. We do not assume any obligation to update or supplement this Opinion to reflect any fact or circumstances which hereafter comes to our attention or any change in law which hereafter occurs.

        This Opinion is given in connection with the Share Exchange and is solely for the benefit of Pekin. This Opinion may not, without our prior written consent, be otherwise distributed or relied upon in any other manner or by any other person, filed with any other government agency

Board of Directors
May 2, 2003

or quoted in any other document. Notwithstanding the foregoing sentence, this Opinion may be attached as an Exhibit to that certain Form S-4 Registration Statement filed by PNB with the Securities and Exchange Commission in May, 2003.

Very truly yours,
HOWARD & HOWARD ATTORNEYS, P.C.
/s/ Lee A. Sartori
Lee A. Sartori

EXHIBIT "A"

CERTIFICATE

        THE UNDERSIGNED HEREBY CERTIFIES (a) I am familiar with the terms and conditions of all of the transactions described in the opinion letter ("Opinion Letter") of Howard & Howard Attorneys, P.C. to which this Certificate is an attachment; and (b) I am aware that (i) this Certificate will be relied on by Howard & Howard Attorneys, P.C. in rendering its opinion to Pekin concerning the federal income tax consequences of the proposed Share Exchange described in the Opinion Letter, and (ii) the certifications and representations recited herein and therein will survive the closing of the proposed transaction set forth in the Agreement and the Opinion Letter. Except as otherwise provided herein, capitalized terms used herein shall have the meanings ascribed to them in the Opinion.

        THE UNDERSIGNED HEREBY FURTHER CERTIFIES, on behalf of the undersigned, that (a) I have reviewed the Agreement and the Opinion Letter and all transactions and facts set forth therein and (b) I hereby represent to Howard & Howard Attorneys, P.C. that all of the facts and representations set forth in the Agreement and Opinion Letter including the facts and representations set forth in Parts I, II and III of the Opinion Letter relating to the Share Exchange, are true, complete, and correct as of the date hereof.

        IN WITNESS WHEREOF, I have hereunto signed my name as of this 2nd day of May, 2003.

/s/ SCOTT C. DAVIS Scott C. Davis, President and Director of PEKIN NATIONAL BANK and President and Director of PNB BANCSHARES, INC.
/s/ PAULA M. BALL Paula M. Ball, Vice President, Cashier and Director of PEKIN NATIONAL BANK and Vice President, Treasurer and Director of PNB BANCSHARES, INC.
/s/ WARREN E. MILLER Warren E. Miller, Director of PEKIN NATIONAL BANK and Director of PNB BANCSHARES, INC.
/s/ SIDNEY W. PARKER Sidney W. Parker, Director of PEKIN NATIONAL BANK and Director of PNB BANCSHARES, INC.
/s/ HENRY T. SEGO, JR. Henry T. Sego, Jr., Director of PEKIN NATIONAL BANK and Director of PNB BANCSHARES, INC.
/s/ WAYNE M. ZIMMERMAN Wayne M. Zimmerman, Director of PEKIN NATIONAL BANK and Director of PNB BANCSHARES, INC.

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  Exhibit 8.1
EXHIBIT "A" CERTIFICATE